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
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   FORM 5
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[X] Check   box   if  no                   U.S. SECURITIES AND EXCHANGE COMMISSION                      -------------------------
    longer   subject  to                           Washington, D.C. 20549                                      OMB APPROVAL
    Section 16 Form 4 or                                                                                -------------------------
    Form  5  obligations              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:  3235-0362
    may  continue.   See                                                                                Expires: October 31, 2001
    Instruction 1(b)                                                                                    Estimated average burden
                                                                                                        hours per response .. 1.0
[ ] Form 3 Holdings                                                                                     -------------------------
    Reported                 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 for
[ ] Form 4 Transactions                Section 30(i) of the Investment Company Act of 1940
    Reported

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1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
                                                                                          Issuer
  Janice Smith                                Electronics For Imaging, Inc. (EFII)               (Check all applicable)
---------------------------------------   --------------------------------------------    __ Director      __ 10% Owner
  (Last)     (First)     (Middle)         3. IRS Identification   4. Statement for        X  Officer       X  Other (specify below)
                                             Number of Reporting     Month/Year           (give title below)
303 Velocity Way                             Person, if an entity    December 31, 2000       VP, Marketing and Human Resources
---------------------------------------      (Voluntary)          --------------------  -------------------------------------------
             (Street)                                             5. If Amendment,      7. Individual or Joint/Group Reporting
                                                                     Date of original      X  Form Filed by One Reporting Person
                                                                     (Month/Year)          __ Form Filed by More than One Reporting
                                                                                              Person
 Foster City   CA          94404                                                                 (Check all applicable)
---------------------------------------   ----------------------- --------------------  -------------------------------------------
  (City)     (State)       (Zip)                 Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


                                                            TABLE 1.
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1. Title of Security                      2. Trans-    3. Trans   4. Securities Acquired (A)   5. Amount of   6. Owner-   7. Nature
     (Instr. 3)                              action       action     or Disposed of (D)           Securities     ship        of In-
                                             Date         Code       (Instr. 3, 4, and 5)         Beneficially   Form;       direct
                                                          (Instr.                                 Owned at       Direct      Bene-
                                                          8)                                      End of         (D) or      ficial
                                             (Month/                                              Issuer's                   Owner-
                                             Day/                                                 Fiscal         Indirect    ship
                                             Year)                  -------------------------     Year             (I)       (Instr.
                                                                      Amount    (A)     Price     (Instr. 3      (Instr. 4)   4)
                                                                                 or               and 4)
                                                                                (D)
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Employee Stock Option  Common Stock        07/25/04                   10,080          $ 5.0000     10,080           D
(right to buy)
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Employee Stock Option  Common Stock        07/06/05                   30,000          $12.8125     30,000           D
(right to buy)
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Employee Stock Option  Common Stock        08/04/08                   30,000          $13.7500     30,000           D
(right to buy)
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Employee Stock Option  Common Stock        07/15/06                   14,500          $25.6250     14,500           D
(right to buy)
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Employee Stock Option  Common Stock        03/23/09                   50,000          $33.8125     50,000           D
(right to buy)
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Employee Stock Option  Common Stock        07/01/07                    8,500          $47.2500      8,500           D
(right to buy)
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Employee Stock Option  Common Stock        01/31/10                   60,000          $45.1880     60,000           D
(right to buy)
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
* If the form is filed by more than one reporting person, see instruction 4(b)(v).                                           (Over)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                        /s/ Janice Smith                                            2/22/2001
                                        --------------------------------                         -------------
                                        * Signature of Reporting Person                             Date
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